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                                                                 Exhibit 10.14




                                      LEASE

     THIS LEASE is made and entered into this ___ day of November, 1993, by and between Roger Allen Johnson, Jr. and Charles Bryant Johnson (hereinafter collectively referred to as "Landlord"), and Magnolia Lady, Inc., a Mississippi corporation (hereinafter referred to as "Tenant").

                                    SECTION 1

                                 LEASED PROPERTY

     1.01. Upon the conditions, limitations, covenants and agreements set forth below, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those premises (the "Leased Property") consisting of that land described in Exhibit "A" attached hereto and incorporated herein by reference, together with all improvements thereon, and all appurtenances thereto including, without limitation, all water rights, riparian rights, littoral rights and bottomland rights. The Leased Property is leased to Tenant for any lawful use, including, without limitation, gaming. Landlord reserves all mineral rights to subject leased property and all other reservations set forth in Section 9.04 during the term of this lease.

     1.02. For the period of the lease of that property described in Exhibit "A", Landlord grants unto the Tenant the exclusive right to conduct gaming on property described in Exhibit "B" attached hereto, and incorporated herein by reference. Terms, conditions, limitations, covenants and agreements for lease of that property described in Exhibit "B", or any part thereof, shall be negotiated at the time of leasing, but shall not be less than those contained in this Lease. Landlord reserves unto himself, his heirs and assigns, the right to use or lease the property described in Exhibit "B" during the term of this lease for any lawful use without limitation, except for gaming.

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     1.03. Landlord also covenants, warrants, and agrees hereby to grant Tenant a right of first refusal as described in Section 9.03 to purchase and/or lease the property described on Exhibit "C", or any part thereof, attached hereto and incorporated herein by reference.

     1.04. Landlord grants Tenant non-exclusive rights of way or easements across the parcels described in Exhibits "B" and "C" so as to provide access to both the North and South sides of U.S. Highway 49. Landlord will not be required to pay any portion of the costs incurred in the construction of access roads to the Leased Property nor any expenses that might be incurred in securing access to U. S. Highway 49. Landlord makes no warranty as to the suitability of the Leased Property for any road construction or location. There shall be mutual access between the Leased Property and the property described in Exhibit "C" flowing under the road elevation or bridge at U. S. Highway 49. Landlord reserves the right to approve construction and engineering plans for said right-of-ways and easements prior to the commencement of construction, with said approvals not to be unreasonably withheld.

                                   SECTION 2

                                      TERM

     2.01. The term of this Lease shall be for a period of forty (40) years, unless terminated earlier as elsewhere herein provided; provided that if the Commencement Date (as hereinafter defined) is not the first day of a calendar month the term hereof shall be for forty (40) years plus the period between the commencement Date and the first day of the next succeeding calendar month.

     2.02. (a) Subject to Section 2.02 (b), the start of the term of this Lease (the "Commencement Date") shall be December 1, 1993, or an earlier date if specified by the Tenant and notification is made to the Landlord in accordance with Section 16 below.

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          (b) This commencement of this Lease is subject to the satisfaction of the following conditions precedent:

              (i) Tenant shall have received, at Tenant's expense, a leasehold policy of title insurance in such amounts, and otherwise in a form and from an insurer or insurers reasonably satisfactory to Tenant, with such endorsements and reinsurance as Tenant may reasonably request, insuring Tenant as the lessee hereunder; and,

              (ii) Tenant shall have received evidence, in form of survey by a professional engineer (P.E.) and registered land surveyor (R.L.S.), in form and substance satisfactory to Tenant, that the Leased Property is accessible by way of abutting public streets or to public streets over property granted or dedicated rights-of-way. Tenant shall obtain necessary surveys and title policy and shall provide proof to the Landlord of such accessibility.

     2.03. With time being of the essence, Tenant covenants to promptly and diligently seek to satisfy the conditions precedent set forth in Section 2.02(b). Landlord shall render Tenant its full and complete cooperation in satisfying the conditions precedent to this Lease.

     2.04. In the event the conditions precedent to Tenant's obligations hereunder are not satisfied prior to December 1, 1993, Tenant may, by written notice to Landlord, at any time thereafter elect to terminate this Lease so long as such conditions are unsatisfied and not waived by Tenant.

     2.05. Tenant may, in its discretion, for any reason, elect to terminate this Lease at any time after the Commencement Date with thirty (30) days notice to Landlord.

     2.06. If this Lease is terminated pursuant to this Section Tenant shall have no further liabilities and obligations other than to pay rent as accrued as of the date of termination and to perform those duties required in Sections 7 and 8 below.

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     2.07. Tenant shall only build and operate casino and hotel facilities on the Leased Property; however, the casino and hotel facilities may include restaurants or related facilities inside or physically connected to such casino or hotel. Tenant shall not construct or establish other separate structures or enterprises, including but not limited to food service establishments, R-V parks, or a convenience store, without the prior approval of the Landlord, which approval shall not be unreasonably withheld.

                                    SECTION 3

                                      RENT

     3.01. After the Commencement Date, but prior to the commencement of gaming operations on the Leased Property, Tenant shall pay rent at the rate of Two Thousand Five Hundred Dollars ($2,500) per month. Such rent shall be paid on the tenth day of each month. All such rental payments shall be credited to and applied toward monthly rental payments set out in Section 3.03.

     3.02. Upon the commencement of gaming operations by Tenant on the Leased Property Tenant shall pay as rent for its use of the Leased Property a monthly rental equal to the greater of:

           (a) $1.00 for each customer or patron boarding any casino vessel operated by Tenant on the Leased Property during that month; or

           (b) 4% of the "Gross Revenue" as defined in Mississippi Code Ann. Sec. 75-76-5(p) derived from any and all gaming or gambling activities, including boarding fees, if any, on any casino vessel moored on the Leased Property and 4% of the revenue derived from the sale of alcoholic beverages on such Casino Vessels or the Premises. Any future gaming license fees based on gross revenue that might be enacted into law by the Mississippi Legislature or adopted by any political subdivision at the state of Mississippi, including the imposition of that license

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fee presently authorized by Mississippi Code Annotated "75-76-195, shall be deducted from gross revenue on a monthly or prorata basis; or

          (c) $10,000.00 each month.

     The computation of the "Gross Revenue" derived from any and all gaming or gambling activities shall follow the calculation of gross revenues under the Mississippi Gaming Control Act, specifically Miss. Code Ann. Sections 75-76-181 and 193 (1972) as now written unless both parties agree to accept and adopt any subsequent amendment of that statute. To illustrate, if in a given month "Gross Revenue" as calculated under the Mississippi Gaming Control Act were to be $800,000.00 and Gross Revenue derived from the sale of alcoholic beverages on the Leased Premises were to be $100,000.00, the Rent due to Landlord under paragraph (b) above would be calculated by adding $800,000.00 to $100,000.00, arriving at a grand total of $900,000.00, and calculating 4% of the grand total figure to derive a rent of $36,000.00.

     The Tenant shall pay each month's rent not later than the tenth day of the following month as time is of the essence. For any monthly rent payment owing under this lease and not paid when due, Tenant agrees to pay as additional rent an amount equal to ten percent (l0%) of the amount owing for that month. Landlord or its representatives may at reasonable times and upon reasonable notice examine the books and records of Tenant to verify the number of patrons and Gross Revenues. Landlord and his professional representatives, including without limitation attorneys and accountants, will hold all information gathered through such examination in confidence and will not disclose such information to anyone without Tenant's written approval. Also, Tenant gives its written and irrevocable consent for Landlord to obtain copies of any and all reports of revenue filed with the State Tax Commission of Mississippi or the Mississippi

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Gaming Commission including sales tax returns or reports derived from the operation of any and all businesses conducted on the Leased Premises.

     3.03. If Tenant does not commence gaming operations on the Leased Property prior to June 1, 1994, Tenant shall in its sole discretion have the right to extend the time by which it may commence gaming operations from month to month by paying Landlord a monthly rent of $150.000,00. Such rent payments shall be due on June 1, 1994, and the tenth day of every month thereafter, beginning July 10, 1994, until such time as Tenant terminates the Lease under the provisions hereof or Tenant commences gaming operations on the Leased Property. A sum equal to 75% of the aforesaid rental payments shall be credited to and applied towards rental payments that will be made upon commencement of gaming operations, as described in Section 3.02, and the remaining 25% shall not be credited to and applied towards rental payments.

     3.04. Cessation of gambling during the term of this Lease due to any cause not the fault of the Landlord shall not suspend any provisions of this Agreement, subject, however, to the provisions set forth in Section 15.

     3.05. Tenant shall furnish Landlord with each month's rental payment, full information regarding gross revenues from gaming, alcoholic beverages, on the casino vessel or vessels on the Leased Property, and the total number of customers or patrons boarding the vessel or vessels during that month as furnished to the Mississippi Gaming Commission or the Mississippi State Tax Commission, so that the Landlord can accurately compute the amount of rental due.

     3.06. Tenant shall pay to the Landlord an additional rent in the sum of $3,333.33 per month due and payable on or before the tenth day of each month with the first payment due on November 10, 1993. Such rental payments shall not be credited or applied towards rental payments specified in Section 3.03.


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     3.07. Tenant shall pay an additional rental of $20,000.00 annually with the first annual payment to commence on or before June 1, 1994 and which may be used by the Landlord to pay for premiums of a performance bond in the sum of One Million Dollars ($1,000,000.00) or more. This performance bond shall cover all contingent costs of environmental cleanup for the Leased Property following termination or expiration of the term of the Lease and would only apply in the event Tenant or its transferees, subletees, or assignees refuse or are economically unable to remedy any conditions on the premises that violate any federal, state and local laws and ordinances governing the environment or health and safety, including those related to toxic or hazardous substances and other contaminants.

     3.08. On or before November 25, 1993, Tenant shall tender to Landlord the sum of $500,000.00 which shall constitute a prepayment on the purchase of dirt provided in Section 8 and an advance of all rents to be paid under Section 3, and upon receipt, the aforesaid sum shall be used to pay in full and completely satisfy all deeds of trust, mortgages, liens, or other encumbrances in anywise affecting the properties described in Exhibits "A", "B", and "C".

     3.09. For purposes of Section 3, Tenant as herein used shall include all assignees, licensees, subletees or transferees.

     3.10. All rents and other monies are required to be paid by Tenant at the address and location set forth in Section 16.02 below or at such other place as Landlord may, from time to time, designate in writing.

                                   SECTION 4

                              REMOVAL OF EQUIPMENT

     4.01. Landlord and Tenant acknowledge that the Leased Property is not intended to include equipment presently located on the Leased Property. Landlord shall remove the


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Equipment from the Leased Property (but shall not be required to remove any buildings or structures located thereon) within the time periods specified in
Section 4.02.

     4.02. Landlord will have a period of 60 days (or such lesser period as Landlord elects) after the Commencement Date to remove the Equipment from the Leased Property. Landlord will give Tenant written notice once the Equipment has in fact been removed from the Leased Property. Such notice may not be given and will not be effective unless the Equipment has in fact been removed from the Leased Property.

     4.03. Landlord covenants and agrees to hold Tenant and the Leased Property harmless from any and all liability, loss, damage, costs, expenses, including attorneys' fees, judgments, claims, liens and demands of any kind whatsoever in connection with, arising out of, or by reason of Landlord's removal of the Equipment from the Leased Property.

                                   SECTION 5

                             GOVERNMENT REGULATIONS

     5.01. Landlord shall promptly apply for and use its best efforts to obtain all necessary licenses and other approvals and permits, if any, required for Landlord from any state or local gaming and liquor licensing authorities (collectively "Governmental Authorities") for the operation by Tenant of its business at the Leased Property, at Tenant's expense, and shall otherwise fully cooperate with such authorities in connection with any approval or permit applications of Landlord or Tenant, or otherwise, which shall include, without limitation, provision of such information, books and records as may be requested by such authorities and compliance with all orders and requirements of such authorities.

     5.02. Tenant shall, at Tenant's sole cost and expense, (a) pay all license and application fees of Landlord for Approvals (as defined below) which Landlord is required to obtain pursuant to Section 5.01 if such Approvals are required generally and routinely for landlords that receive

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percentage rent as contemplated by this Lease; (b) pay all fees and expenses, including, without limitation, all investigatory fees and expenses of Governmental Authorities associated with Investigations of Landlord required generally and routinely for landlords that receive percentage rent as contemplated by this Lease; and (c) pay all costs to procure information necessary for such Approvals.

     5.03. For the purposes of this Section a "Denial" means (a) Landlord or any person or entity associated with Landlord is (i) denied a license or is denied or otherwise unable to obtain any other approval or permit required by any Governmental Authority with respect to the Leased Property (collectively "Approvals"), (ii) is required by any Governmental Authority to apply for an Approval and does not apply within any required time limit, or (iii) withdraws any application for approval other than upon a determination by the applicable Governmental Authority that such Approval is not required; or (b) any Governmental Authority Commences or threatens to commence any suit or proceeding against Tenant or any affiliate of Tenant or to terminate or deny any Approval of Tenant or any affiliate of Tenant as a result of Landlord or any person or entity associated with Landlord. For the purpose of this Section "Equityholder" means any shareholder, partner or Other Person or entity owning an equity interest in Landlord. For the purpose of this Section "Other Person" means any officer, director, employee or other person with similar functions associated with Landlord. If a denial occurs which may be cured by the replacement or removal of or disassociation from, one or more Equityholders or Other Persons, then Landlord shall, within one hundred twenty (120) days from such Denial, replace, remove or otherwise disassociate from the disapproved Equityholder or Other Person in a manner acceptable to the Governmental Authorities. Any person who replaces an Equityholder or other person and receives Denial shall be afforded the same one hundred twenty (120) day period to

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replace, remove or otherwise disassociate himself. If a Denial occurs and a cure of the type described in the preceding sentence cannot be effected within the time limit set forth in the previous sentence, Tenant shall have the right, in addition to all its other rights and remedies, to elect to (a) terminate this Lease, or (b), if applicable, exercise the purchase rights described below.

     5.04. The purchase right granted Tenant hereunder is only the right to purchase the equity interest of an Equityholder in Landlord if such Equityholder is the basis of a Denial. In the event that the basis of Denial is an Other Person, the purchase right is the right to purchase the Leased Property.

     5.05. The total purchase price shall be the fair market value of the interest acquired on the date of the Denial. However, there shall be factored in the events resulting in the Denial so that no person or entity is enriched at the expense of others as a result of improper actions or behavior.

     5.06. Tenant shall exercise the purchase right provided in Section 5.02 by so notifying Landlord in writing. If Tenant and the seller are not able to agree on the fair market value of the interest to be acquired within ten (10) days of Tenant's election to exercise its purchase right, then either party may at any time thereafter elect to cause such value to be determined by appraisal. The party electing appraisal ("Electing Party") shall include in its notice the name of this proposed appraiser. Unless the other party ("Responding Party") objects within ten (10) days after notice from the Electing Party, such appraiser shall be the sole appraiser. If the Responding Party does so object, such objection shall be accompanied by its designation of an appraiser. If such two appraisers cannot agree on the fair market value of the interest being conveyed within ten
(10) days after their appointment, they shall select a third appraiser, the

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third appraiser shall be selected by a judge of the Chancery Court of Coahoma
County upon application of either party. Should such judge not make such selection within ten (10) days after he or she is requested to do so, such selection shall be made by the nearest office of the American Arbitration Association. All appraisers shall make their appraisals within (a) twenty (20) days after expiration of the period in which the Responding Party can object to its appointment, in the case of a single appraiser, and twenty (20) days after the appointment of the third appraiser in the case of the three appraisers. In the case of an appraisal by three appraisers, the fair market value shall be conclusively deemed to be an amount equal to the average of the two closest appraisals. The appraisers shall be persons experienced in appraising the interest being appraised and in the case of real estate shall be MAI appraisers. The appraisers shall be impartial and unrelated, directly or indirectly, so far as employment of services is concerned, to Tenant or the selling party. The appraisers shall be bound to determine fair market value of the interest being conveyed subject to the limitations captained in this Lease. Each party shall pay one-half (1/2) of the cost of the appraisal, including the appraisers' fees, except that in the case of where two or three appraisers are appointed, each party shall pay all of the fees of the appraiser appointed by it but, as stated above, such party shall pay one-half (1/2) of all other appraisal costs.

     5.07. The purchase price shall be paid by Tenant (i) at the closing in cash or (ii) in Tenant's discretion, in equal installments payable over six (6) years following the closing. If Tenant elects to pay the balance of the purchase price in accordance with clause (ii) of the preceding sentence, an initial installment equal to thirty percent (30%) of the balance of the purchase price will be payable at the closing. The remaining amount will be payable in five (5) equal installments of principal, plus accrued interest, on each anniversary of the closing. The

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unpaid principal balance of the purchase price shall bear interest at the prime rate plus one percent. For the purpose of the preceding sentence, "prime rate" shall mean the rate of interest per annum from time to time publicly announced by Bank of America N.A. (or, if Bank of America, N.A. is no longer in existence or is no longer announcing such a rate, then such other comparable bank as Tenant may elect) as its prime or reference rate. The rate of interest shall change on the effective date of any change in the prime rate.

     5.08. Upon exercise of the purchase right any equity interest shall be conveyed to Tenant with full warranties of title and any real estate shall be conveyed by general warranty deed subject only to matters existing on the date of Tenant's title insurance policy referred to in Section 2.02 above and matters caused by Tenant.

     5.09. Without limiting the generality of Section 5.11 hereof, in the event of any conveyance of an equity interest:

          (a) if such interest is evidenced by any certificate, at the closing the seller shall deliver to Tenant duly endorsed certificates evidencing such equity interest, with signatures guarantied; and

          (b) after such purchase Tenant shall be entitled to deduct from any payments due Landlord hereunder an amount equal to the same percentage thereof as the percentage such purchased equity interest constitutes of all equity of its class.

     5.10. Without limiting the generality of Section 5.11 hereof, in the event of any real estate conveyance;

          (a) At the closing, Tenant shall receive at Tenant's expense an extended ALTA owner's policy of title insurance, in the face amount of the purchase price, and otherwise in a form and from an insurer or insurers reasonably satisfactory to Tenant, with such

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     endorsements and reinsurance as Tenant may reasonably require, insuring
     Tenant's title to the Leased Property.

          (b) Closing costs other than title insurance shall be allocated in accordance with the then prevailing practice in Coahoma County, Mississippi. Rent shall be prorated as of the date of the closing. At the closing, Landlord shall provide Tenant with a suitable affidavit satisfying the requirements of the Internal Revenue Code relating to withholding of a portion of the purchase price in the event of a purchase from a foreign person.

     5.11. Landlord, Tenant and any affected Equityholder shall promptly upon request prepare, execute and deliver such further documents, and shall promptly obtain beneficiary statements and similar certificates and perform such other acts as shall from time to time be reasonably required in effecting the closing and the better perfecting, assuring, conveying, assigning, transferring and confirming unto Tenant the property and the rights to be conveyed or assigned pursuant to this Section.

                                   SECTION 6

                         REPRESENTATIONS AND WARRANTIES

     6.01. Landlord hereby represents and warrants to Tenant as follows:

          (a) Landlord reasonably believes that it has good and marketable title to the properties described in Exhibits "A", "B" and "C" subject to any matters shown in the Title Policy described in Section 2.02(b)(i) above. Prior to December 1, 1993, Landlord will insure that the properties described in Exhibits "A", "B", and "C" are free from all deeds of trust, mortgages, liens, or other encumbrances and, afterwards, will insure that all properties described in Exhibit "A", all rights of way, and all pits while being used for dirt excavation as described in Section 8 shall remain free from all deeds of trust, mortgages, liens, or other encumbrances.

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          (b) This Lease constitutes the legal, valid and binding obligation of
     Landlord, enforceable in accordance with its terms.

          (c) Landlord is not aware of any adverse condition undisclosed to Tenant which would materially adversely affect Tenant's use of the Leased Property.

          (d) Neither Landlord, nor, to the best of Landlord's knowledge, any other person associated with Landlord is unwilling to file all necessary applications to obtain whatever Approvals may be required of such persons in connection with the Leased Property. Neither Landlord, nor, to the best of Landlord's knowledge, any other person associated with Landlord has ever engaged in any conduct or practices which any of the foregoing persons should reasonably believe would cause such person or entity to be denied any Approval.

     6.02. Tenant hereby represents and warrants to Landlord as follows:

          (a) Tenant has full power and authority to enter into this Lease.

          (b) The execution, delivery and performance of this Lease by the person executing the same on behalf of the Tenant have been duly and validly authorized and this Lease constitutes the legal, valid and binding obligation of Tenant enforceable in accordance with its terms.

          (c) Tenant shall use its best efforts to obtain, in a prompt and diligent manner, all approvals and regulatory permits required for Tenant's use for gaming purposes of the Leased Property and agrees to abide by the laws of the State of Mississippi, including but not limited to the Mississippi Gaming Control Act, all laws pertaining to and resolutions and ordinances promulgated by the Yazoo-Mississippi Delta Levee Board, and any ordinances passed by the Board of Supervisors of Coahoma County, Mississippi, as well as the laws of the United States of America.

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          (d) Tenant is aware that the real property described in Exhibits "A",
     "B" and "C" lie in the flood plain of the Mississippi River and is subject to the River's overflow.

     6.03. Landlord further gives no warranty as to the suitability of the property for any gaming or gaming-related purpose, as provided under the Mississippi Gaming Control Act. Tenant has had an opportunity to inspect the property and satisfies itself as to the suitability of the property for its intended use.

                                   SECTION 7

                   POSSESSION AND SURRENDER OF LEASED PROPERTY

     7.01. Possession of the Leased Property shall be delivered to Tenant on the Commencement Date. Thereafter, throughout the term of this Lease Tenant shall have sole and exclusive possession of the Leased Property. Tenant and Tenant's employees and representatives shall have the right, throughout the period prior to the Commencement Date, to enter upon the Leased Property for the purposes of making tests, surveys and obtaining other data, and shall have the right to disturb the soil thereon. Upon the expiration or sooner termination of the term of this Lease all improvements on the Leased Property shall belong to Landlord.

     7.02. Notwithstanding the foregoing, Tenant may, but shall not be required to, and at its sole cost and expense, prior to the expiration or sooner termination of the term of this Lease, remove any and all furniture, fixtures, equipment, gaming vessels and/or barges, boats and/or other personal property which Tenant has installed or placed on the Leased Property (all of which are hereinafter referred to as "Tenant's Property") from the Leased Property and tenant shall thereupon surrender to Landlord the Leased Property, together with any of Tenant's Property which Tenant has elected not to remove, in "as-is" condition, except that Tenant shall be required to remove all structures, equipment or materials that are destroyed, dilapidated or not

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fit for commercial use, with such removals to be performed in accordance with the requirements of Section 8 below; provided, however, prior to any alteration, removal of coffer dams or other work preparatory to removal of the fixtures, equipment, gaming vessels and/or barges, boats and/or other personal property, which Tenant has installed, the Tenant shall furnish a performance bond or other security in an amount sufficient to secure the performance of such work in conformity with the requirements of Section 8 below.

                                   SECTION 8

                          ALTERATIONS AND IMPROVEMENTS

     8.01. Tenant shall be entitled but not required to make any additions, alterations, improvements or changes in or to the Leased Property, and any improvements shall be at the sole cost and expense of the Tenant, and shall be made in compliance with the standards of all county, state and federal regulatory agencies. Upon the termination of this Lease, Tenant shall at his expense, close and cover to ground level, all slips, canals, excavations, pits, and revetments, unless waived by Landlord. Tenant shall complete such work in accordance with standards established by the U. S. Army Corps of Engineers and all pertinent state and federal regulatory agencies.

     8.02. All fill dirt excavated and used by Tenant in construction on the Leased Property and for right-of-way construction on parcels described in Exhibits "B" or "C" shall be purchased from Landlord or his assigns at the rate of $1.00 per cubic yard and shall be provided by Landlord from a location on the premises described in Exhibit "B", but excluding property described in Exhibits "A" and "C". Tenant shall be responsible for the excavation and transportation of all fill dirt. Tenant shall be allowed to purchase fill dirt for construction on the Leased Property and for right-of-ways from other sources, only in the event Landlord is unable to provide sufficient quantities of fill dirt on the time schedules required by Tenant.

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                                   SECTION 9

                             RIGHT OF FIRST REFUSAL

     9.01. Landlord grants to Tenant a right of first refusal to purchase the Leased Property in the event that Landlord shall desire to sell all or any portion of the Leased Property. In the event Landlord shall have received a bona fide offer to purchase all or any portion of the Leased Property which Landlord intends to accept, Landlord shall notify Tenant of such offer, which notice shall include a copy of such offer. Tenant shall be required within ten (10) business days of receipt of such notice, to elect by written notice to Landlord to purchase the Leased Property upon the terms and conditions set forth in the offer or waive the right of first refusal with respect to such offer. Failure of Tenant to respond to Landlord's notice within ten (10) business days of delivery by Landlord shall be deemed to be a waiver of Tenant's right of first refusal. In the event Tenant elects to exercise its right of first refusal, the closing shall be the date set for closing in the offer, or thirty (30) days after Tenant elects to purchase. If the Tenant does not exercise the right of first refusal with respect to a transaction and that transaction is not finalized on the terms presented to Tenant within thirty (30) days of the closing date set forth in the original offer to purchase, Tenant's right of first refusal shall be reinstated. The Landlord and prospective purchaser shall have the right to extend the closing date in the contract for sale of the Leased Premises for not more than twenty-nine (29) days and said extension shall not be deemed to be a new or amended contract that would give Tenant a right of first refusal. The closing date shall be a calendar date certain and not a conditional date. This right shall not extend to any intra-family sale by or between members of Landlord's family, or corporations wholly owned by Landlord's family. However, anyone acquiring the Leased Property in a transaction exempt from this right of first refusal shall themselves thereafter be subject to such right, and the documents of transfer shall so provide.

     9.02. Landlord grants to Tenant a right of first refusal to purchase the property described in Exhibit "B" attached in the event that Landlord shall desire to sell all or any portion of the property described in Exhibit "B" for any lawful purpose, subject to Tenant's right to conduct gaming on the premises. In the event Landlord receives a bona fide offer to purchase all or any portion of the property described in Exhibit "B", which Landlord intends to accept, Landlord shall notify Tenant of such offer, which notice shall include a copy of such offer. Tenant shall be required within ten (10) business days of receipt of such notice, to elect by written notice to Landlord to purchase the property described in Exhibit "B" upon the terms and conditions set forth in the offer or waive the right of first refusal with respect to such offer. Failure of Tenant to respond to Landlord's notice within ten (10) business days of delivery by Landlord shall be deemed to be a waiver of Tenant's right of first refusal. In the event Tenant elects to exercise its right of first refusal, the closing shall be the date set for closing in the offer or thirty (30) days after Tenant elects to purchase. If Tenant does not exercise the right of first refusal with respect to a transaction and that transaction is not finalized on the terms presented to Tenant within thirty (30) days of the closing date set forth in the original offer to purchase, Tenant's right of first refusal shall be reinstated. The Landlord and prospective purchaser shall have the right to extend the closing date in the original offer to purchase for not more than twenty-nine
(29) days and said extension shall not be deemed to be a new or amended contract that would give Tenant a right of first refusal. The closing date shall be a calendar date certain and not a conditional date. This right shall not extend to any intra-family sale by or between members of Landlord's family, or corporations wholly owned by Landlord's family. However, anyone acquiring the property described in Exhibit "B" in a transaction exempt from this right of first refusal shall themselves thereafter be subject to such right, and the documents of transfer shall so provide.

     9.03. Landlord grants to Tenant a right of first refusal to own or lease any property described in Exhibit "C" in the event Landlord shall desire to sell or lease all or any portion of that land described in Exhibit "C". In the event Landlord shall have received a bona fide written offer to purchase or lease or an option to purchase or lease all or any of the property described in Exhibit "C", which Landlord intends to accept, Landlord shall notify Tenant of such offer, which notice shall include a copy of such offer. Tenant shall be required within ten (10) business days of receipt of such notice, to elect by written notice to Landlord to purchase or lease any or all of the property described in Exhibit "C" upon the terms and conditions set forth in the offer or waive the right of first refusal with respect to such offer. Failure of Tenant to respond to Landlord's notice within ten (10) business days of delivery by Landlord shall be deemed to be a waiver of Tenant's right of first refusal. In the event Tenant elects to exercise its right of first refusal, the closing shall be the date set for closing in the offer, or thirty (30) days after Tenant elects to purchase. If Tenant does not exercise the right of first refusal with respect to a transaction and that transaction is not finalized on the terms presented to Tenant within thirty (30) days of the closing date set forth in the original offer to purchase, Tenant's right of first refusal shall be reinstated. The Landlord and prospective purchaser or lessee shall have the right to extend the closing date in the original offer to purchase for not more than twenty-nine
(29) days and said extension shall not be deemed to be a new or amended contract that would give Tenant a right of first refusal. This right shall not extend to any intra-family sale, lease or option by or between members of Landlord's family, or corporations wholly owned by Landlord's immediate family. However, anyone acquiring the Property described in Exhibit "C" in a transaction exempt from this right of first refusal shall themselves thereafter be subject to such right, and the documents of transfer shall so provide.

     9.04. Should there be a sale or lease of property described in Exhibits "A", "B", or "C", or any parts thereof, Landlord reserves unto himself all crop bases, allotments, and history pertaining to any and all crops on the subject property as administered under the programs of the Agricultural, Stabilization, and Conservation Service of the United States Department of Agriculture, as well as all mineral interest in and to the subject property.

                                   SECTION 10

                                 INDEMNIFICATION

     10.01. Tenant hereby covenants and agrees to indemnify, save and hold Landlord, free, clear and harmless from any and all liability, loss, damages, costs, expenses, including attorneys' fees, judgments, claims, liens and demands of any kind whatsoever in connection with, arising out of, or by reason of: (a) Tenant's occupancy and use of the Leased Property and the conduct of its business thereon; (b) the environmental impact of occupancy and/or use of Leased Property by Tenant, its subcontractors, assigns, sublessees, officers, employees, agents, or customers, except that such indemnity shall not apply to any pre-existing conditions on the premises; (c) the inaccuracy or breach of any warranties or covenants of Tenant contained in this Lease; and any act, omission, or negligence of Tenant, its agents or employees while in, upon, about or in any way connected with the Leased Property.

     10.02. Landlord covenants and agrees to indemnify, save and hold Tenant free, clear and harmless from any and all liability, loss, damages, costs, expenses, including attorneys' fees, judgments, claims, liens and demands, any kind whatsoever in connection with, arising out of, or by reason of: (a) the inaccuracy or breach of any warranties or covenants of Landlord contained in this Lease; (b) any act, omission or negligence of Landlord, its agents or employees while in, upon, about or in any way connected with the Leased Property; or (c) any matter, not otherwise specifically provided for in this Lease, arising from or connected with the Leased Property and accruing on or before the Commencement Date.

     10.03. The indemnified party shall provide the indemnifying party notice of any such claims of liability with reasonable promptness and the indemnifying party, at its election, shall have the right of defense in such proceedings, by counsel of its own choosing and reasonably satisfactory to the indemnified party, at the indemnifying party's expense. The indemnified party shall cooperate fully in all respects with the indemnifying party in any such defense, including, without limitation, by making available to the indemnifying party all pertinent information under the control of the indemnified party. If the indemnifying party so notifies the indemnified party concurrently with the indemnifying party's notice of election to defend, the indemnifying party may defend, but not settle, a claim without waiving its right to assert that such claim is not subject to indemnity agreements in this Section. If the indemnifying party elects to defend a claim, the indemnified party may at the indemnified party's expense participate in such matter with counsel of the indemnified party's own choosing.

                                   SECTION 11

                           TENANT'S RIGHT TO MORTGAGE

     11.01. Tenant shall have the right, without Landlord's approval, to mortgage its interest in this Lease, or to pledge, sale-leaseback, or otherwise assign this Lease as security for financing.

     11.02. This Lease may be amended from time to time to the extent reasonably requested by any prospective mortgagee, provided that such proposed amendments do not reduce the rent payable to Landlord under this Lease or otherwise materially and adversely affect the rights of Landlord or its interest in the Leased Property.

                                   SECTION 12

                     ASSIGNMENT, SUBLETTING AND ENCUMBRANCE

     Tenant may assign or otherwise transfer any interest herein, or sublease or license the use of all or any portion of the Leased Property, only with the written consent of Landlord. Landlord reserves the right of inspection of the books and records of all sublessees, licensees and assigns of the Tenant.

     Landlord may transfer or assign its interest of the Lease, subject to first receiving necessary prior approval of such transactions by the appropriate governmental authorities, including the Mississippi Gaming Commission.

     Any transfer, assignment, or sublease of the Tenant shall not relieve Tenant from any liabilities accruing for payment of all rents herein provided and from any obligation thereafter accruing to keep and be bound by all terms, covenants and conditions of the Lease, unless Landlord consents to allowing transferee, assignee or sublessee to assume these obligations, which consent shall not be unreasonably withheld or delayed.

     Tenant is aware that Landlord intends to form a business corporation to which some or all of the real property described in Exhibits "A", "B" and "C" shall be conveyed. The owners, officers and directors of the aforesaid corporations will consist of Landlord and their immediate family members.

                                   SECTION 13

                                  CONDEMNATION

     If all or any part of the Leased Property be condemned or taken by a competent authority for any public or quasi-public purpose, Tenant shall be entitled to that portion of the award payable on account of damage to or loss of the leasehold estate of Tenant under this Lease or to the unexpired term thereof. Landlord shall receive four (4) percent of that portion of the award payable resulting from damage to or loss of the leasehold estate of Tenant. Additionally, Landlord shall be entitled to that portion of the award payable on account of damage to or loss of Landlord's reversionary interest in the Leased Property. Nothing herein shall prevent Tenant from prosecuting claims for matters for which it is separately entitled such as lost profits and moving expenses. Landlord shall receive four percent (4%) of such proceeds.

                                   SECTION 14

                                   INSURANCE

     14.01. Tenant shall, at all times during the term hereof, at its sole cost and expense, procure and maintain in full force and effect a policy of general liability insurance assuring against loss, damage or liability for injury to or death to persons and loss or damage to property occurring in connection with the Leased Property and all rights-of-way or Tenant's use thereof. Such liability shall provide that Landlord and his assigns is an additional insured thereunder and shall be in amounts not less than One Million Dollars ($1,000,000.00) for bodily injuries to or death to one person and not less than Five Million Dollars ($5,000,000.00) for any one incident or accident on the Leased Property and all rights-of-way, on which Tenant has an interest.

     14.02. Tenant may, during the term hereof, procure additional insurance against such risk and in such amounts and forms as Tenant shall elect in its sole discretion. Tenant may maintain the insurance of the kind and in amounts required under this Lease under a blanket insurance policy or policies which may cover other properties owned or operated by Tenant or any Affiliate of Tenant as well as the Leased Property. All insurance maintained pursuant to this Lease may contain acommercially reasonable deductible clause.

     14.03. All insurance proceeds payable under any fire, other casualty and/or rental insurance shall be payable solely to Tenant and Landlord shall have no interest therein, unless Tenant has a use and occupancy policy which provides coverage for loss of profits to which

Landlord shall receive four percent (4%) of the insurance proceeds. Should casino vessel be damaged beyond use as a casino or destroyed by fire, windstorm, or other disaster, Tenant will remove the damaged vessel at its expense.

     14.04. Landlord may during the term hereof, procure additional insurance in his own separate right against any such risks and in such amounts and forms as he shall elect in his sole discretion without participation of Tenant.

                                   SECTION 15

                                TENANT'S DEFAULT

     15.01. Tenant shall be in default hereunder if:

            (a) Tenant shall default in the payment of any sum of money required to be paid hereunder and such default continues for twenty (20) days after written notice thereof from Landlord to Tenant, but if Tenant's failure to timely pay rentals when due result in Landlord sending notices of failure to Tenant more than three (3) times in a calendar year, Landlord may terminate this Lease at his sole option; or

            (b) Tenant shall default in the performance of any other term, covenant or condition of this Lease on the part of Tenant to be kept and performed and such default continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the default complained of in such notice is of such a nature that the same can be rectified or cured, but cannot with reasonable diligence be done within said thirty (30) day period, then such default shall be deemed to be rectified or cured if Tenant shall, within said thirty (30) day period commence to rectify and cure the same and shall thereafter complete such rectification and cure with all due diligence.

            (c) Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors.

          (d) Tenant shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or Statute of the United States or any State thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

          (e) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant, which remains unstayed and in effect for more than thirty (30) days.

          (f) Tenant shall construct a gaming facility of less than thirty thousand (30,000) square feet on the property described in Exhibit "A".

          (g) Revocation of gaming license constitutes default.

          (h) Cessation of gaming for sixty (60) consecutive days or ninety (90) days during any twelve (12) month period, if such cessation occurs at Tenant's election. Such cessation shall not constitute default if it occurs due to causes beyond Tenant's reasonable control.

   15.02. Landlord's remedies.

          (a) Upon default by Tenant, Landlord shall have the option of terminating this Lease.

          (b) If Tenant shall fail to pay an installment of rent promptly on the day when the same shall become due and payable hereunder, and shall continue in default for a period of thirty (30) days after written notice thereof by Landlord, or if Tenant shall fail to promptly keep and perform any other affirmative covenant of this Lease, strictly in accordance with the terms of this Lease and shall continue in default for a period of thirty (30) days after written notice thereof by Landlord of default and demand of performance, then, in any such event, and as often as any such event shall occur, Landlord may (i) declare the said term ended and enter into said Lease

Premises, or any part thereof, either with or without process of law, and expel Tenant or any person occupying the same in or upon said premises, using such force as may be necessary so to do, and so to repossess and enjoy said premises in Landlord's former estate; or (ii) re-let the premises applying said rent from the new Tenant on this Lease and Tenant shall be responsible for no more than the balance that may be due, should a balance exist. Anything hereinbefore contained to the contrary notwithstanding, if any default shall occur, other than in the payment of money, which cannot with due diligence be cured within a period of thirty (30) days, and Tenant prior to the expiration of thirty (30) days from and after the giving of notice as aforesaid, commences to eliminate the cause of such default and proceeds diligently and with reasonable dispatch to take all steps and to undertake all work required to cure such default and does so cure such default, then Landlord shall not have the right to declare the said term ended by reason of such default.

                                   SECTION 16

                               SERVICE OF NOTICES

     16.01. Any and all notices and demands by any party hereto to the other party, required or desired to be given hereunder shall be in writing and shall be validly given or made only if signed and deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or if made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries or if made by telecopy. Service by United States mail or delivery service shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner. Service by telecopy shall be deemed made upon confirmed transmission.

     16.02. Any notice or demand to Landlord shall be addressed to Landlord at 1850 Old Lula-Rich Road, P. O. Box 397, Lula, Mississippi 38644.

     16.03. Any notice or demand to Tenant shall be addressed to Tenant at c/o Andrew Tompkins, Lady Luck Casino Hotel, 206 N. Third St., Las Vegas, NV 89101, facsimile (702) 477-3003.

     16.04. Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

                                   SECTION 17

                             SUCCESSORS AND ASSIGNS

     The terms, provisions, covenants and conditions contained in this Lease shall apply to, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of Landlord and Tenant, respectively.

                                   SECTION 18

                               PARTIAL INVALIDITY

     If any term, covenant or condition of this Lease, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, covenants and conditions of this Lease, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereof.

                                   SECTION 19

                                ENTIRE AGREEMENT

     This Lease contains the entire agreement between the parties and cannot be changed or terminated orally.

                                   SECTION 20

                               MEMORANDUM OF LEASE

     This Lease shall not be recorded. The parties will execute and record a memorandum of this Lease, within ten (10) days of the execution of the Lease.

                                   SECTION 21

                                  MISCELLANEOUS

     21.01. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Lease and in no way whatsoever define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

     21.02. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein which the context requires such substitution or substitutions.

     21.03. The laws of the State of Mississippi shall govern the interpretation, validity, construction, performance and effect of this Lease.

     21.04. In the event any action, including any bankruptcy proceeding, is commenced by either party against the other in connection herewith the prevailing party shall be entitled to its costs and expenses, including reasonable attorneys' fees.

     21.05. This Lease shall not be construed either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of its language.

     21.06. Nothing contained in this Lease shall constitute or be construed to be or create a partnership or joint venture between Landlord, their successors or assigns, and Tenant, its successors or assigns.

     21.07. Any real and personal property taxes and assessments levied during the term of this Lease on the real property subject to this Lease will be paid by the Tenant.

     21.08. Termination of this Lease for any reason, shall terminate any and all rights and options of the Tenant to that property described in Exhibits "A", "B" and "C" attached hereto.

     21.09. There are no real estate commission costs to be paid in connection with this closing. The Landlord is not responsible for any brokerage commission, finder's fee, or other similar compensation arising out of or in connection with this transaction.

     21.10. Tenant shall comply with all provisions of the Mississippi Gaming Control Act and all laws which would affect the Leased Property.

     21.11. Waiver by either party of any breach of any covenant contained in this agreement shall not be deemed a Waiver of any subsequent breach of that same covenant or any other covenant.

     21.12. Should the Mississippi Gaming commission, the Mississippi Tax Commission or any other governmental agency levy a cash fine on the Tenant, it shall be the sole responsibility of Tenant to pay this fine.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.


LANDLORD                                  TENANT:

/s/ Roger Allen Johnson, Jr.              MAGNOLIA LADY, INC.
----------------------------
Roger Allen Johnson, Jr.

/s/ Charles Bryant Johnson                By: /s/ Andrew H. Tompkins
----------------------------                  ---------------------------------
Charles Bryant Johnson                        Andrew H. Tompkins, President



STATE OF MISSISSIPPI
COUNTY OF COAHOMA

     Personally appeared before me, the undersigned authority in and for the said county and state, on this 16th day of November, 1993, within my jurisdiction, the within named Roger Allen Johnson, Jr., who acknowledged that he executed the above and foregoing instrument.

                                          --------------------------------------
                                          NOTARY PUBLIC

My Commission Expires:

Sept. 13, 1995
----------------------------

STATE OF MISSISSIPPI
COUNTY OF COAHOMA

     Personally appeared before me, the undersigned authority in and for the said county and state, on this 16th day of November, 1993, within my jurisdiction, the within named Charles Bryant Johnson, who acknowledged that he executed the above and foregoing instrument.

                                  ---------------------------------------------
                                  NOTARY PUBLIC

My Commission Expires:

Sept. 13, 1995
---------------------------------

STATE OF NEVADA
COUNTY OF CLARK

     Personally appeared before me, the undersigned authority in and for the said county and state, on this 23rd day of November, 1993, within my jurisdiction, the within named Andrew H. Tompkins, who acknowledged that he is President of Magnolia Lady, Inc., a Mississippi corporation, and that for and on behalf of the said corporation, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

                                  ---------------------------------------------
                                  NOTARY PUBLIC

My Commission Expires:

11-11-95
---------------------------------